 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012 (August 14, 2012)

RURBAN FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

(419) 783-8950

(Registrant’s telephone number, including area code)

            Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Incentive Compensation Plan

On August 14, 2012, the Board of Directors of Rurban Financial Corp. (the “Company”) approved the creation of the Rurban Financial Corp. and Affiliates Incentive Compensation Plan (the “Incentive Plan”). The purposes of the Incentive Plan are to increase Company performance and shareholder return, link executive interests with those of shareholders, create executive ownership and provide a valuable retention tool for top executives and high performing officers. Any key employee of the Company who holds the position of Senior Vice President or higher, including the following named executive officers: Mark A. Klein, Anthony V. Cosentino and Jonathan R. Gathman, are eligible to participate. Under the Incentive Plan, employees who are designated as participants by the Compensation Committee are given the opportunity to earn awards of incentive compensation if the Company achieves various performance objectives established by the Compensation Committee and described below.

Pursuant to the Incentive Plan, participants may earn incentive compensation based on the satisfaction of corporate and/or strategic performance criteria that must be satisfied over a prescribed performance period. For each performance period, the Compensation Committee will establish: (a) performance objectives used to determine the amount payable to each participant; (b) the requisite level of achievement of the performance objectives (which may include threshold, target and maximum levels); (c) the method for determining the amount payable based on the achievement of the performance objectives; and (d) any other terms and conditions, including a requirement that some portion of the award be payable in the form of equity or that payment be deferred.

The performance criteria that the Compensation Committee may use to establish awards under the Incentive Plan include revenue; income; earnings per share; loan, deposit, new market or asset growth; return measures; tangible equity; economic profit added; earnings before or after taxes, interest, depreciation and/or amortization; interest spread; productivity ratios; share price; expense targets; credit quality; efficiency ratio; market share; customer satisfaction; asset quality measures; capitalization; net income after cost of capital; strategic objectives; regulatory compliance; or such other measures as the Compensation Committee may select from time to time.

In order to receive a payment of incentive compensation under the Incentive Plan, a participant must maintain a performance level of “meets expectations” or better and must remain an active employee of the Company or an affiliate of the Company on the payment date. However, if a participant’s employment is terminated prior to the payment date due to death, disability or retirement (as defined in the Incentive Plan), the participant may receive a prorated payment.

The foregoing summary of the Incentive Plan is qualified in its entirety by reference to the Rurban Financial Corp. and Affiliates Incentive Compensation Plan, a copy of which is attached as Exhibit 10.1 hereto.

2012 Long-Term Incentive Awards

Pursuant to the Incentive Plan, the Compensation Committee recommended, and the Board of Directors approved on August 14, 2012, the establishment of certain long-term incentive awards for 2012 (the “2012 Incentive Awards”).

The Company’s named executive officers may earn a 2012 Incentive Award based on the Company’s return on assets for fiscal year 2012 compared to pre-established threshold, target and maximum return on assets. In addition, in order to receive payment of a 2012 Incentive Award, the named executive officers must remain employed through the date on which the 2012 Incentive Awards are paid, which will occur in early 2013. Payment of the 2012 Incentive Awards will be made in the form of restricted shares granted pursuant to the Rurban Financial Corp. 2008 Stock Incentive Plan (the “Stock Incentive Plan”).

Restricted shares granted as payment of the 2012 Incentive Award, if any, will vest ratably over the four-year period following the payment date, subject to the named executive officer’s continued employment through each vesting date. If a named executive officer terminates employment with the Company or a subsidiary during this vesting period other than due to death, disability, retirement or the occurrence of a change in control (as those terms are defined the Stock Incentive Plan), any unvested restricted shares will be forfeited.

The named executive officers who have been granted 2012 Incentive Awards and the number of restricted shares that may be earned are set forth below.

Number of Restricted Shares
Name	Threshold	Target	Maximum
Mark A. Klein	1,500	3,000	6,000
Anthony V. Cosentino	750	1,500	3,000
Jonathan R. Gathman	750	1,500	3,000

Item 9.01 Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable

(c) Not Applicable

(d) Exhibits

Exhibit No.	Description
10.1	Rurban Financial Corp. and Affiliates Incentive Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Dated: August 20, 2012	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Current Report on Form 8-K

Dated August 20, 2012

Rurban Financial Corp.

Exhibit No.	Description
10.1	Rurban Financial Corp. and Affiliates Incentive Compensation Plan

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